Misonix, Inc. Announces Third Quarter

Fiscal Year 2014 Financial Results

Third Quarter Net Sales UP 42%; BoneScalpel™ Revenue UP 54%;

BoneScalpel U.S. Units Increased 320%

For Immediate Release

Investor Relations Contacts:
Misonix Contact:	Lytham Partners, LLC
Richard Zaremba	Robert Blum, Joe Dorame, Joe Diaz
631-694-9555	602-889-9700
invest@misonix.com	mson@lythampartners.com

FARMINGDALE, NY – May 8, 2014 — Misonix, Inc. (NASDAQ: MSON), an international surgical device company that designs, manufactures and markets innovative therapeutic ultrasonic products for spine surgery, skull based surgery, neurosurgery, wound debridement, cosmetic surgery, laparoscopic surgery and other surgical applications, today announced financial results for the third quarter of fiscal year 2014 and nine months ended March 31, 2014.

Highlights for the third quarter fiscal 2014 included:

•	Net sales for the third quarter fiscal 2014 were $4.3 million, a 42% increase, compared to $3.0 million for the same period in fiscal 2013.
•	BoneScalpel revenue increased 54% to $1.7 million versus $1.1 million in the third quarter of 2013.
•	BoneScalpel units sold or consigned worldwide in third quarter fiscal 2014 totaled 45 compared to 12 systems net which includes the 15 systems returned from Aesculap, Inc. (“Aesculap”) due to termination of contract in fiscal 2013.
•	BoneScalpel units sold or consigned in the United States during the third quarter fiscal 2014 totaled 21 compared to 5 in the third quarter of fiscal 2013.
•	BoneScalpel disposables sales in the United States increased 81% to $1.3 million in the third quarter fiscal 2014 compared to $709,000 during third quarter fiscal 2013.
•	For the three months ended March 31, 2014 BoneScalpel disposables were 74% of total BoneScalpel revenue; SonaStar disposables were 48% of the total SonaStar® revenue; SonicOne disposables were 51% of total SonicOne® revenue.

Third Quarter Fiscal 2014 Financial Results

Revenue for the three months ended March 31, 2014 was $4.3 million, a 42% increase, when compared to $3.0 million for the same period in fiscal 2013. The increase was attributable to a 54% increase in BoneScalpel revenue to $1.7 million, a 23% increase in SonaStar revenue to $1.6 million and an 83% increase in SonicOne revenue to $728,000.

There were 45 BoneScalpel units sold or placed worldwide during the third quarter fiscal 2014 compared to 12 BoneScalpel units sold or placed inclusive of the 15 units returned from Aesculap during the third quarter of fiscal 2013. BoneScalpel domestic disposable sales increased 81% to $1.3 million during the third quarter fiscal 2014 compared to the same period in fiscal 2013.

The Company reported net income of approximately $429,000, or $0.05 diluted earnings per share, for the third quarter fiscal 2014 compared to a net loss of $528,000, or $(0.08) loss per share, for the same period in fiscal 2013.

Nine Months Fiscal 2014 Financial Results

Revenue for the nine months ended March 31, 2014 was $11.5 million, a 4% percent increase, compared to $11.1 million for the same period in fiscal 2013, principally attributable to an increase of approximately $365,000 in BoneScalpel revenue, a $306,000 increase in SonicOne revenue and a $247,000 decrease in other non-core revenue.

BoneScalpel units sold or consigned during the nine months ended March 31, 2014 totaled 137 compared to 100 systems net for the same period in fiscal 2013. BoneScalpel domestic disposables revenue for the nine months fiscal 2014 increased 24 percent to $3.4 million versus the comparable quarter in 2013. SonicOne revenue for the nine months ended March 31, 2014 increased 21 percent versus the comparable period in 2013. SonicOne disposables revenue for the nine months increased 312% to $852,000.

The Company reported net income of $4,106, or $0.00 loss per share for the nine months ended March 31, 2014, compared to a net loss of $1.1 million, or $(0.16) loss per diluted share, for the same period in fiscal 2013.

Michael A. McManus Jr., President and CEO stated, “The financial results for the third quarter of 2014 were very strong. We had substantial double-digit growth across all product lines with disposables revenue for the quarter also increasing at double-digit rates. The solid revenue increase was instrumental in driving gross margin for the quarter to 67 percent compared to 51 percent in the third quarter of 2013. We had strong revenue increases in the U.S., Europe, Asia and South Africa. We are very pleased with the financial and operational results of the quarter.

This quarter showed growing acceptance of the unique benefits of the BoneScalpel by prominent surgeons around the world. Doctors, hospitals, and patients are recognizing the safety, less blood loss, less bone fragmentation and reduction in overall time associated with the use of the BoneScalpel.

We are also very pleased to see the accelerating growth of the acceptance of the SonicOne for wound debridement in the operating room and the recognition of the benefit of greater tissue discrimination, anti-microbial benefit to biofilm and tissue regeneration enhancement.

We believe we now have the solid foundation we need to be able to accelerate the market penetration of all of our products to drive growth and profit.”

Mr. McManus concluded, “In addition to the improved operational and financial performance during the quarter, the financial underpinnings of the Company continue to be strong. With cash and equivalents that exceed $5.6 million and no long-term debt, we are able to fund operations from internally generated cash flow. We are pleased with the progress achieved during the third fiscal quarter of 2014.”

Conference Call:

The Company has scheduled a conference call today, Thursday, May 8, 2014 at 4:30 pm ET to review the results. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company's website at www.misonix.com.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 10045880. A webcast replay will be available in the Investor Relations section of the Company's website at www.misonix.com for 30 days.

About Misonix

Misonix, Inc. designs, develops, manufactures and markets therapeutic ultrasonic medical devices. Misonix's therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix's proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company's Web site at www.misonix.com.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company's business lines, and other factors discussed in the Company's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

Financial Tables to Follow

MISONIX, INC. And Subsidiaries
Consolidated Balance Sheets

	March 31, 2014	June 30, 2013
	(Unaudited)	(derived from
		audited financial
		statements)
Assets
Current Assets:
Cash and cash equivalents	$5,648,200	$5,806,437
Accounts receivable, less allowance
for doubtful accounts of $171,868 and
$214,641, respectively	2,955,280	2,974,641
Inventories, net	4,119,226	4,034,477
Prepaid expenses and other current assets	361,534	387,371
Total current assets	13,084,240	13,202,926

Property, plant and equipment, net of accumulated depreciation and
amortization of $4,646,592 and $4,153,737, respectively	1,507,679	1,326,586
Goodwill	1,701,094	1,701,094
Intangible and other assets	961,915	1,129,321
Total assets	$17,254,928	$17,359,927

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,322,570	$2,208,999
Accrued expenses and other current liabilities	1,197,601	1,276,963
Total current liabilities	2,520,171	3,485,962

Deferred income	62,367	72,934
Deferred lease liability	18,413	23,811
Total liabilities	2,600,951	3,582,707

Commitments and contingencies

Stockholders' equity:
Capital stock, $0.01 par value - shares authorized 20,000,000, 7,358,346 and
7,233,884 shares issued and 7,280,786 and 7,156,324 shares
outstanding, respectively	73,583	72,339
Additional paid-in capital	27,860,966	26,989,559
Accumulated deficit	(12,869,579)	(12,873,685)
Treasury stock, at cost, 77,560 shares	(410,993)	(410,993)
Total stockholders' equity	14,653,977	13,777,220
Total liabilities and stockholders' equity	$17,254,928	$17,359,927

MISONIX, INC. and Subsidiaries
Condensed Consolidated Statements of Operations
Unaudited

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2014	2013	2014	2013
Net sales	$4,284,645	$3,023,487	$11,482,288	$11,068,243

Cost of goods sold	1,431,766	1,482,329	4,006,505	4,953,193

Gross profit	2,852,879	1,541,158	7,475,783	6,115,050

Selling expenses	1,913,795	1,764,718	5,426,324	4,768,867
General and administrative expenses	1,176,047	1,155,613	3,518,288	3,290,671
Research and development expenses	406,466	379,901	1,314,373	1,143,289
Total operating expenses	3,496,308	3,300,232	10,258,985	9,202,827

Loss from operations	(643,429)	(1,759,074)	(2,783,202)	(3,087,777)

Total other income	825,599	999,611	2,536,258	1,713,415

Income (loss) from continuing operations before income taxes	182,170	(759,463)	(246,944)	(1,374,362)

Income tax expense/(benefit)	8,376	(59,126)	13,876	(55,297)

Net income (loss) from continuing operations	173,794	(700,337)	(260,820)	(1,319,065)

Net income from discontinued operations, net of tax	254,976	172,007	264,926	181,800
Net income (loss)	$428,770	$(528,330)	$4,106	$(1,137,265)

Net income (loss) per share from continuing operations-Basic	$0.02	$(0.10)	$(0.04)	$(0.19)
Net income per share from discontinued operations-Basic	0.04	0.02	0.04	0.03
Net income (loss) per share-Basic	$0.06	$(0.08)	$0.00	$(0.16)

Net income (loss) per share from continuing operations-Diluted	$0.02	$(0.10)	$(0.04)	$(0.19)
Net income per share from discontinued operations-Diluted	0.03	0.02	0.04	0.03
Net income (loss) per share-Diluted	$0.05	$(0.08)	$0.00	$(0.16)

Weighted average common shares-basic	7,249,725	7,060,965	7,209,037	7,028,790

Weighted average common shares-diluted	7,930,802	7,060,965	7,209,037	7,028,790